Exhibit 99.1

NV “Tiger” Tyagarajan to Succeed Pramod Bhasin as CEO of Genpact

NEW YORK, May 16, 2011 – Genpact Limited (NYSE: G), a global leader in business process and technology management, today announced that effective June 17, 2011,  NV “Tiger” Tyagarajan will become the President and Chief Executive Officer of the company and will be appointed to the Board of Directors. Tyagarajan, the current Chief Operating Officer of Genpact, succeeds Pramod Bhasin who has decided to step down as CEO and member of the Board and become Non-Executive Vice Chairman of the company.

“Tiger is a superb choice to lead Genpact to its next phase of growth and development,” said Robert Scott, Chairman of the Board. “To have someone of Tiger’s talent and experience ready for this role is a testament to Genpact’s deep leadership bench and the strength of its succession planning process. On behalf of the Board, I would like to thank Pramod for his vision, leadership and outstanding contribution that have built Genpact into a global leader in its industry. He will leave a significant legacy.”

Tyagarajan was CEO of Genpact from 1999 to 2002 and led the business through a critical growth phase as a subsidiary of GE. When Genpact became an independent company, Tyagarajan rejoined Genpact from GE Capital U.S. as EVP, Sales and Business Development from 2005 to 2009. Thereafter, he took on the role of Genpact’s COO. Tyagarajan began his career with the Unilever Group in India, and then worked with Citibank, India. He joined GE Capital in 1994 and held a variety of leadership roles in both India and the U.S. until 2005. He is a mechanical engineer from the Indian Institute of Technology, Mumbai, and holds an MBA from the Indian Institute of Management, Ahmedabad.

“I am delighted to be able to hand over the reins of the company to my long term business partner Tiger,” Bhasin said.  “We have worked together for over a decade to build Genpact into a truly global leader. I am confident that he is the right person to take Genpact forward in its next stage of growth. I have been truly privileged to lead this remarkable company and its employees from inception and to have helped create an industry that now provides employment opportunities to millions of people around the world. Along with helping Tiger, particularly in the areas of acquisition integration, organization development and growth in new geographies, I now look forward to other pursuits.”

Tyagarajan said, “I want to take this opportunity to thank Pramod and acknowledge his contribution as the founder and CEO of this company. He has been an extraordinary leader and we have all benefitted tremendously from his leadership and vision over the years.”

Tyagarajan continued, “I am hugely excited to lead Genpact. There are tremendous opportunities ahead of us. We are fundamentally improving the way our clients work. We are building a new “Science of Process” and continue to innovate and invest in comprehensive, cutting-edge technology-based solutions. The recent acquisition of Headstrong has given us exceptional high-end capital markets domain and technology expertise. I look forward to working with our terrific team to continue to create exceptional value for our clients and shareholders.”

Conference Call
Genpact management will host a 30-minute conference call beginning at 8:45 a.m. ET on May 16, 2011. To participate, callers can dial 1-800-260-8140 from within the U.S. or 617-614-3672 from any other country. Thereafter, callers will be prompted to enter the participant code, 54966460.

For those who cannot participate in the call, a replay and podcast will be available on Genpact’s website, www.genpact.com, after the end of the call. A transcript of the call will also be made available on Genpact’s website.

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About Genpact
Genpact is a global leader in business process and technology management, offering a broad portfolio of enterprise and industry-specific services. The company manages over 3,000 processes for more than 400 clients worldwide. Putting process in the forefront, Genpact couples its deep process knowledge and insights with focused IT capabilities, targeted analytics and pragmatic reengineering to deliver comprehensive solutions for clients. Lean and Six Sigma are an integral part of Genpact's culture and Genpact views the management of business processes as a science. Genpact has developed Smart Enterprise Processes (SEPSM), a groundbreaking, rigorously scientific methodology for managing business processes, which focuses on optimizing process effectiveness in addition to efficiency to deliver superior business outcomes. Services are seamlessly delivered from a global network of centers to meet a client's business objectives, cultural and language needs and cost reduction goals. Learn more at www.genpact.com.

Safe Harbor
This press release contains certain statements concerning our future growth prospects and forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include but are not limited to a slowdown in the economies and sectors in which our clients operate, a slowdown in the business process management and information technology services sectors, the risks and uncertainties arising from our past and future acquisitions, our ability to manage growth, factors which may impact our cost advantage, wage increases, our ability to attract and retain skilled professionals, risks and uncertainties regarding fluctuations in our earnings, general economic conditions affecting our industry as well as other risks detailed in our reports filed with the U.S. Securities and Exchange Commission, including Genpact's Annual Report on Form 10-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although Genpact believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to put undue reliance on these forward-looking statements, which reflect management's current analysis of future events and should not be relied upon as representing management's expectations or beliefs as of any date subsequent to the time they are made. Genpact does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

Contact:

Investors:	Shishir Verma
+1 (646) 624-5900
shishir.verma@genpact.com

Media:	Gail Marold
+1 (919) 345-3899
gail.marold@genpact.com